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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the references to our firm under the captions "Selected Historical Financial Data" and "Experts" and to the use of our reports dated August 7, 1997 (except as to Note 6 as to which the date is September 12, 1997) for The Petersen Companies, Inc., July 31, 1997 (except Note 12, as to which the date is September 12, 1997) for Petersen Holdings, L.L.C. and December 16, 1996 for Petersen Publishing Company, Publishing Division, in the Registration Statement (Amendment No. 2 to Form S-1 No. 333-33111) and related Prospectus of The Petersen Companies, Inc. for the registration of 6,250,000 shares of its Class A Common Stock.

                                          Ernst & Young LLP

Los Angeles, California

September 23, 1997